UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): March 22, 2018

e.l.f. Beauty, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37873	46-4464131
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

570 10th Street
Oakland, CA 94607
(Address of principal executive offices)

(510) 778-7787
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 22, 2018, the Board of Directors (the “Board”) of e.l.f. Beauty, Inc. (the “Company”) appointed Richelle P. Parham to the Board as a Class II director, with an initial term expiring at the Company’s 2018 annual meeting of stockholders (to be held on May 22, 2018). Ms. Parham is expected to stand for election to the Board at that meeting.
Ms. Parham, 50, is currently a general partner at Camden Partners Holdings, LLC, a Baltimore-based private equity firm focused on providing growth and seed capital to lower-middle market companies in technology, business services, education and health care. Prior to joining Camden Partners in October 2016, Ms. Parham served as Vice President, Chief Marketing Officer of eBay, a multinational e-commerce corporation, from November 2010 to March 2015. She has also held senior leadership roles at Visa, Rapp Worldwide, Digitas and Citibank. Ms. Parham holds double Bachelor of Science degrees in Business Administration and Design Arts from Drexel University.
Ms. Parham will be entitled to compensation for her service as a member of the Board that is consistent with the compensatory arrangements the Company has in place with its other non-employee directors. The Company expects to enter into the Company’s standard form of indemnification agreement with Ms. Parham.
There was no arrangement or understanding pursuant to which Ms. Parham was appointed to the Board. There are no family relationships between Ms. Parham and any director or executive officer of the Company, or any person chosen by the Company to become a director or executive officer. There are no related party transactions of the kind described in Item 404(a) of Regulation S-K in which Ms. Parham was or is a participant.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

e.l.f. Beauty, Inc.

Date: March 26, 2018	By:	/s/ Scott K. Milsten
Scott K. Milsten
Senior Vice President and General Counsel